Exhibit (a)(5)(E)

Abbott Acquires a Majority of Shares of Kos Pharmaceuticals, Inc.

ABBOTT PARK, Illinois, December 13, 2006 — Abbott announced today that it has acquired a majority of the shares of Kos Pharmaceuticals, Inc. Abbott’s cash tender offer to purchase all of the outstanding common stock of Kos expired, as scheduled, at midnight, Eastern time, on Tuesday, December 12, 2006. The offer was not extended.

A total of 34,968,570 shares of Kos common stock were validly tendered and not withdrawn prior to the expiration of the offer, including 1,903,089 shares subject to guaranteed delivery procedures. Abbott has accepted all of these shares for payment. The shares accepted for payment, together with the shares acquired in a concurrent transaction, represent approximately 91.4 percent of Kos’s outstanding common shares.

As the final step of the acquisition process, Abbott intends to consummate a merger in which remaining Kos shareholders will receive the same $78 cash price per share paid in the tender offer. Consummation of the merger is expected to occur within the next several days.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” and Exhibit 99.1 to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2005 and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2006, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, other than as required by law.